                                                                                      OMB APPROVAL
--------                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION        --------------------
|FORM 3|                              Washington, D.C. 20549                     OMB Number: 3235-0104
--------
                   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES       Expires: January 31, 2005
                                                                                 Estimated average burden
                      Filed pursuant to Section 16(a) of the Securities          hours per response....0.5
                      Exchange Act of 1934, Section 17(a) of the Public
                     Utility Holding Company Act of 1935 or Section 30(f)
                         of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

	Torres				Grace			C
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          (Last)                       (First)                  (Middle)

	Gateway Center Three, 100 Mulberry Street, 4th Floor
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                                     (Street)

	Newark,				NJ			07102
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         (City)                        (State)                     (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)	11/19/02
                                                      -----------------------

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

	###-##-####
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4. Issuer Name and Ticker or Trading Symbol

	The High Yield Plus Fund, Inc. (NYSE:HYP)
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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

___ Director    __x_ Officer             ___ 10% Owner      ___ Other
                    (give title below)                         (specify below)

                Treasurer and Principal Financial Officer
-------------------------------------------------------------------------------

6. If Amendment, Date of Original (Month/Day/Year)
                                                  -----------------------------

7. Individual or Joint/Group Filing (Check Applicable Line)

_x__ Form filed by One Reporting Person

___ Form filed by More than One Reporting Person

           Table I--Non-Derivative Securities Beneficially Owned

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1. Title of Security                2. Amount of Securities         3. Ownership                 4. Nature of Indirect
   (Instr. 4)                          Beneficially Owned              Form: Direct (D)             Beneficial Ownership
                                       (Instr. 4)                      or Indirect (I)              (Instr. 5)
                                                                       (Instr. 5)
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
First Financial Fund, Inc.			0			N/A
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v).

  Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currency valid OMB control number.
                                                                       (Over)
                                                              SEC 1473 (3-00)

                Table II--Derivative Securities Benefically Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of         2. Date Exercisable      3. Title and Amount     4. Conversion or       5. Ownership Form      6. Nature of
   Derivative          and Expiration           of Securities           Exercise Price         of Derivative          Indirect
   Security            Date                     Underlying              of Derivative          Security: Direct       Beneficial
   (Instr. 4)          (Month/Day/Year)         Derivative              Security               (D) or Indirect        Ownership
                                                Security                                       (I) (Instr. 5)         (Instr. 5)
                                                (Instr. 4)
                 Date       Expiration      Title         Amount or
             Exercisable      Date                     Number of Shares
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

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
Explanation of Responses:


                     /s/Grace C. Torres		         	02/14/03
                     **Grace C. Torres		              	Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 * If the form is filed by more than one reporting person, see
   Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


Prudential Financial, Inc.
                           Gateway Center Three
                     100 Mulberry Street, 4th Floor
                          Newark NJ 07102-4077

                                                          February 14, 2003
VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:    The High Yield Plus Fund, Inc. (the "Fund")
                 Form 3 of Grace C. Torres
                 -----------------------------

Dear Sir or Madam:

    We are transmitting electronically via EDGAR a Form 3 with respect to the Fund filed on behalf of Ms. Torres, Treasurer and Principal Financial Officer of the Fund. Please call me at 973-367-1495 if you have any questions relating to this filing. Thank you for your consideration.

                                     Sincerely,

                                     /s/ Lori E. Bostrom
                                     -------------------------------------
                                     Lori E. Bostrom
                                     Vice President and Corporate Counsel